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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
    FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934


                       COMMISSION FILE NUMBER: 33-21481


                         VENTURENET CAPITAL GROUP, INC.
            (Exact name of registrant as specified in its charter)


     27349 Jefferson Avenue, Suite 200, Temecula, California       92590
       (Address of principal executive offices)                  (Zip Code)

                 Issuer's telephone number:  (909) 296-9945


                       Common Stock, Par Value $ 0.0001
         (Title of each class of securities covered by this Form)


                                  None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


    Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [X]         Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                        Rule 15d-6   [ ]

              Approximate number of holders of record as of
                 the certification or notice date: 400

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                        VENTURENET CAPITAL GROUP, INC.



Dated: March 12, 2003                   By: /s/  Michael Brette
                                        Michael Brette, President